THIS FIRST AMENDMENT TO THE CONTRIBUTION AGREEMENT is made on December 7, 2012

BETWEEN:

(1)	GLORY RAY HOLDINGS LIMITED, a British Virgin Islands company (“Holdco”);

(2)	WINNER HOLDING LIMITED, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”);

(3)	Jianquan Li, Stockholders of Winner Medical Group Inc., a Nevada corporation (the “Company”); and

(4)	Ping TSE, Stockholder of the Company (together with Jianquan Li, the “Rollover Stockholders”).

WHEREAS:

(A)	Holdco, Parent and the Rollover Stockholders are parties to the Contribution Agreement dated July 24, 2012 (the "Contribution Agreement").

(B)	Holdco, Parent and the Rollover Stockholders desire to amend the Contribution Agreement to provide for the changes to Schedule A as set forth below.

(C)	Holdco, Parent and Rollover Stockholders have received written consent from the Company in connection with this Amendment.

In consideration of the mutual covenants and undertakings contained in this Amendment, the parties agree as follows:

1.	Schedule A of the Contribution Agreement shall be amended to read in its entirety as follows:

Schedule A

Rollover Stockholder	Address and Facsimile	Rollover Shares	Holdco Shares
Jianquan Li	Winner Industrial Park, Bulong Road Longhua, Shenzhen City, 518109 People’s Republic of China Facsimile: +86 755 2813 4588	13,513,569	20,454
Ping Tse	Winner Industrial Park, Bulong Road Longhua, Shenzhen City, 518109 People’s Republic of China Facsimile: +86 755 2813 4588	4,510,565	4,510
Total issued and outstanding Holdco Shares at the Closing			24,964

2.	Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Contribution Agreement has the meaning assigned to such term in the Contribution Agreement.

3.	Third-Party Beneficiaries. Nothing in this Amendment, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Amendment, except as specifically set forth in this Amendment.

4.	Governing Law. This Amendment shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law principles.

5.	Submission to Jurisdiction. The parties agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Amendment or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

6.	Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7.	Counterparts. This Amendment may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Stockholders fails for any reason to execute, or perform their obligations under, this Amendment, this Amendment shall remain effective as to all parties executing this Amendment.

GLORY RAY Holdings Limited
By: /s/ Jianquan Li
Name: Jianquan Li
Title: Director

WINNER HOLDING Limited
By: /s/ Jianquan Li
Name: Jianquan Li
Title: Director

/s/ Jianquan Li
Jianquan Li

/s/ Ping Tse
Ping Tse